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                                                                    Exhibit 4(k)

                                 AMENDMENT NO. 8
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 8 to The Lincoln Electric Company Employee Savings plan (Effective November 1, 1994)(the "Plan"). The provisions of this Amendment shall be effective as of June 2, 1998.

                                       I.

                  Sections 1.1(12), 1.1(13) and 1.1(13A) of the Plan are hereby deleted in their entirety.

                                      II.

                  Article I of the Plan is hereby amended by inserting the following new Subsections immediately following Section 1.1(31):

                  "(31A) Holdings Stock: Any class of voting or non-voting common stock of Lincoln Electric Holdings, Inc.

                  (31B) Holdings Stock Fund: An investment fund invested primarily in Holdings Stock."

                                      III.

                  The second sentence of Section 5.1(1) of the Plan is hereby amended to read as follows:

                  "Notwithstanding the foregoing, the Investment Committee shall direct the Trustee to establish and maintain a Holdings Stock Fund as one of the Investment funds."

                                       IV.

                  The last sentence of Section 5.5 of the Plan is hereby amended to read as follows:

                  "In the absence of an effective investment direction and/or an effective investment change, Before-Tax, Rollover, and Employer Contributions (other than Matching Employer Contributions) shall be invested in such Investment Fund or Funds, and in such proportions, as is designated by the Investment Committee from time to time for such purpose, and Matching Employer Contributions and ESOP Contributions shall be invested in the Holdings Stock Fund (or in such other Investment Fund as the Investment Committee shall designate for such purpose)."

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                                       V.

                  Section 6.11 of the Plan is hereby amended in its entirety to read as follows:

                  "6.11 Distribution of Holdings Stock. Notwithstanding the preceding provisions of this Article, a Member of Beneficiary who is eligible to receive a distribution pursuant to this Article VI (other than pursuant to Section 6.7) may elect to receive that portion of his distribution which is attributable to his interest in the Holdings Stock Fund in the form of whole shares of Holdings Stock with any fractional shares of Holdings Stock in cash."

                                       VI.

                  The first Section of Section 14.1 of the Plan is hereby amended to read as follows:

                  "Before each annual or special meeting of the shareholders of Lincoln Electric Holdings, Inc., the Administrative Committee shall cause to be sent to each Member and Beneficiary who has voting shares of Holdings Stock allocated to his Account on the record date of such meeting a copy of the proxy solicitation material therefor, together with a form requesting confidential instructions on how to vote the voting shares of Holdings Stock allocated to his Account."

                                      VII.

                  Sections 4.2, 4.4, 4.6, 8.8 and Article XIV (including the headings and subheadings thereunder) of the Plan are hereby amended by (i) deleting the phrase "Company Stock" in each place it appears therein and (ii) substituting therefor the phrase "Holdings Stock".

                  EXECUTED at Cleveland, Ohio, this 29th day of December, 1998.

                          THE LINCOLN ELECTRIC COMPANY

                          By: /s/ Frederick G. Stueber
                              -------------------------------------------------
                              Title: Senior Vice President, General Counsel and
                                     Secretary

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